Lehman Brothers
                                                                                                                                                   9/28/2006 5:58:27 PM
                                                                                                                                                 mwolfowi:LXS0615_FINAL
                                                                              Price-Yield Report
                                                                           Settlement Date: 09/29/06
                                                                         Discount Margin Table - Bond A5

                                               --------------------------------------------------------------------------
                                                                             Bond Summary - Bond A5
                                               --------------------------------------------------------------------------
                                                Initial Coupon: 5.600                      Type: Fltr
                                                      Orig Bal: 101929000
                                                                                        Formula: (USD_LIB_1M)+27.0bp
                                                        Factor: 1.0000000      Cap/Floor/Margin: 100.00/0.27/0.27
                                                   Factor Date: 09/25/06               Next Pmt: 10/25/06
                                                         Delay: 0                         Cusip:
                                               --------------------------------------------------------------------------

    --------------------------------------------------------------------------------------------------------------------------------------------------------------
                          15% CPR             20% CPR           25% CPR              30% CPR               35% CPR              40% CPR             45% CPR

    --------------------------------------------------------------------------------------------------------------------------------------------------------------
        Price          DM    Duration     DM     Duration      DM     Duration     DM     Duration     DM     Duration      DM     Duration     DM     Duration
    --------------------------------------------------------------------------------------------------------------------------------------------------------------
       99.8218         31      4.018      33       3.147     34      2.548         35     2.109        37       1.771       39      1.501       41      1.278
       99.8531         31                 32                 33                    34                  35                   37                  38
       99.8843         30                 31                 31                    32                  33                   35                  36
       99.9156         29                 30                 30                    31                  32                   32                  33
       99.9468         28                 29                 29                    29                  30                   30                  31
       99.9781         28      4.024      28       3.152     28      2.552         28     2.112        28       1.774       28      1.503       29      1.280
      100.0094         27                 27                 27                    27                  26                   26                  26
      100.0406         26                 26                 25                    25                  25                   24                  24
      100.0719         25                 25                 24                    24                  23                   22                  22
      100.1031         24                 24                 23                    22                  21                   20                  19
      100.1344         24      4.030      23       3.157     22      2.556         21     2.115        20       1.777       18      1.506       17      1.282

      Average Life    5.10               3.79                 2.96                2.39                1.97                 1.64                1.38
    --------------------------------------------------------------------------------------------------------------------------------------------------------------
      First Pay           10/25/06            10/25/06          10/25/06          10/25/06            10/25/06             10/25/06            10/25/06
      Last Pay            03/25/20            11/25/16          09/25/14          03/25/13            02/25/12             04/25/11            08/25/10
    --------------------------------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
        Tsy BM      3-mo      6-mo       2-yr      3-yr   5-yr         10-yr     30-yr      Lib BM   1-mo         2-mo     3-mo   6-mo         1-yr        2-yr        3-yr        4-yr    5-yr         7-yr        8-yr         9-yr       10-yr      12-yr     15-yr     20-yr     25-yr    30-yr
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
         Yield    4.9186    5.0222     4.6721    4.5785 4.5475        4.5966    4.7405       Yield 5.3262       5.3500   5.3706      5.3775  5.3067      5.0846      5.0210      5.0180   5.0325      5.0746      5.0943       5.1128      5.1316     5.1666    5.2126    5.2485    5.2595   5.2605
        Coupon                         4.8750    4.8750 4.6250        4.8750    4.5000
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together, the Offer Documentation), for free by searching the SEC online database (EDGAR) at
www.sec.gov. Alternatively, you may obtain a copy of the Offer Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York,
NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 212 526 7000.